UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 8, 2013

The Management Network Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34006 (Commission File Number)	48-1129619 (I.R.S. Employer Identification No.)

7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
 (Address of principal executive office)(Zip Code)

(913) 345-9315
 (Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On April 8, 2013, Roy A. Wilkens informed the Board of Directors (the "Board") of The Management Network Group, Inc. (the "Company"), that he was retiring as a director of the Company, effective immediately. Mr. Wilkens had no disagreements with the Company regarding any matter related to the Company's operations, policies or practices.

(d)           On April 8, 2013, the Board appointed Donald E. Klumb, Chief Executive Officer, President and Chief Financial Officer of the Company, as a Class II director to fill the vacancy on the Board resulting from the retirement of Mr. Wilkens.

Because Mr. Klumb is an executive officer of the Company, Mr. Klumb was not appointed to any committees of the Board and will not receive any additional compensation for his service as a director. There is no arrangement or understanding between Mr. Klumb and any other persons pursuant to which Mr. Klumb was selected as a director. There are no transactions involving Mr. Klumb requiring disclosure under Item 404(a) of Regulation S-K.

(e)           On April 8, 2013, the Board approved an equity incentive program under the Company's 1998 Equity Incentive Plan pursuant to which the Board granted performance-based restricted stock awards for a total of 800,000 shares of Common Stock to various executive officers and employees of the Company. The awards included grants of performance-based restricted stock awards for (i) 200,000 shares to Donald E. Klumb, Chief Executive Officer, President and Chief Financial Officer of the Company, (ii) 80,000 shares to Susan M. Simmons, Senior Vice President and Managing Director of Cambridge Strategic Management Group, Inc. and Cambridge Adventis Ltd., two subsidiaries of the Company, and (iii) 70,000 shares to James R. Baker, Chief Technology Officer and Chief Information Officer of the Company.

Shares subject to the awards vest in proportion to the ratio that the Company's "Cumulative Net Non-GAAP EBITDA" achieved over a four-year performance period compares to the Cumulative Net Non-GAAP EBITDA goal of $14 million. "Non-GAAP EBITDA" means the Company's gross profit (loss) before interest, taxes, depreciation and amortization expense but also excluding certain non-cash charges (e.g., share-based compensation expense) and, potentially, other extraordinary one-time items to the extent determined to be appropriate by the Compensation Committee.

The first potential vesting date is the Company's earnings release date for its 2014 first fiscal quarter and each subsequent potential vesting date is each of the Company's quarterly earnings release dates thereafter through the release date for the first quarter of 2017. Shares not vested as of the release date for the first quarter of 2017 are forfeited. Except for termination of employment in certain circumstances following a change of control, the unvested portion of an award is forfeited upon any termination of employment. Under the terms of the awards, vesting is partially accelerated and each award is converted to a time-vested award upon a change of control of the Company.

The awards were made pursuant to the terms of a Restricted Stock Award Agreement, a copy of which is attached hereto as Exhibit 10.1. The foregoing description of the terms of the awards is qualified in its entirety by reference to the full text of the Restricted Stock Award Agreement.

The Board also approved the extension of Mr. Klumb's employment agreement for one year, so that the current term expires on February 3, 2015.

Item 9.01               Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Restricted Stock Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MANAGEMENT NETWORK GROUP, INC.

By:	/s/ Donald E. Klumb
Donald E. Klumb Chief Executive Officer, President and Chief Financial Officer

Date: April 10, 2013

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Restricted Stock Award Agreement